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                                                                   EXHIBIT 10.35

November 27, 2000


Eric Sichel, M.D.
411 Highview Road
Englewood, NJ 07631

Dear Eric:

On behalf of Neose Technologies, Inc., I am pleased to offer you the position of Vice President, Business Strategy and Corporate Communications, effective November 28, 2000. You will report directly to me; however, to be successful you will need to interface effectively with all levels of the organization. The following summarizes the offer which we have made to you.

Your primary responsibilities will be as follows:

o Development and management of corporate business strategy for Neose, with primary emphasis on development of strategies for GlycoAdvance and GlycoTherapeutics business units.
o Management of Corporate Communications for Neose, with primary emphasis on Investor Relations and Public Relations. This would include management of outside IR/PR counsel, and hiring and management of internal staff as appropriate.
o Serve as member of five-member executive management committee of company along with Chairman and Chief Executive Officer, President and Chief Operating Officer, Vice President - New Product Development, and Vice President - Research & Development.

Neose is offering you an annual base salary of $220,000 earned and paid semi-monthly, and a bonus potential of 25% of your base salary. The amount of bonus received will be based on the achievement of individual and company goals.

As part of your compensation, Management will recommend to the Compensation Committee of the Board of Directors that an option be reserved for you to purchase 125,000 shares of Neose common stock at a share price equal to the closing price of Neose's stock on your date of hire. This stock option will vest as follows: 25,000 shares to be vested immediately, the balance to be vested equally over four years. On the fourth anniversary of your date of hire, you will be fully vested in your option. All Neose Stock Options are subject to the terms of the Neose Stock Option Plan. In addition, most Neose employees receive additional annual stock option grants based upon individual performance.

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Eric Sichel, M.D.
November 27, 2000
Page 2


Neose is also offering three weeks of vacation or vacation time as outlined in the Neose Employee Information Manual, whichever is greater, per year. In addition, Neose is offering reasonable expenses for a home office, including a computer and telephone allowance.

The Company offers employees and their eligible dependents a variety of benefits such as medical and dental coverage, a 401(k) Plan, an Employee Stock Purchase Plan, Long Term Disability, etc. Detailed information concerning all benefits and policies are contained in the Neose Technologies, Inc. Employee Handbook which will be given to you during the first day orientation session. The Employee Handbook is not a contract between the employee and Neose Technologies, Inc. but rather sets forth current policies of the Company, subject to change any time.

The nature of Neose's business requires that all employees sign a non-competition and confidentiality agreement. Two copies of this agreement are enclosed. If you have questions regarding this agreement, please feel free to contact me directly.

This letter should not be construed as and does not constitute a contract guaranteeing employment for any specific duration. Although we hope your employment is long-term, either you or the Company may terminate this relationship at any time. We have agreed, however, that if Neose terminates your employment for any reason other than "for cause", Neose will pay you severance in an amount equal to six months' base salary at your then current rate of pay.

We are pleased to offer you this opportunity to join the Neose team. Your experience, commitment, and dedication can and will contribute to the success of Neose Technologies, Inc. We look forward to working with you.

Please acknowledge your acceptance of the offer by signing all copies of this offer and the enclosed noncompetition and confidentiality agreement and return one copy of each in the enclosed envelope.

Sincerely,


/s/ P. Sherrill Neff
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P. Sherrill Neff
President and Chief Operating Officer



                                        /s/  Eric Sichel                11/28/00
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                                        Eric Sichel                     Date